Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 27, 2019 (June 4, 2019 as to the effects of the reverse stock split described in the second paragraph in Note 2), relating to the consolidated financial statements of Personalis, Inc. and subsidiary (the “Company”), appearing in the Prospectus dated June 20, 2019 filed by the Company, pursuant to Rule 424(b) under the Securities Act of 1933, as amended, relating to the Company’s Registration Statement No 333-231703 on Form S-1, as amended.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

June 20, 2019